Exhibit 10.15
VIR BIOTECHNOLOGY, INC.
CHANGE IN CONTROL AND SEVERANCE BENEFIT PLAN
APPROVED BY THE BOARD OF DIRECTORS: MARCH 11, 2019, and Amended and Restated effective as of January 1, 2025
Section 1. INTRODUCTION.
The Vir Biotechnology, Inc. Change in Control and Severance Benefit Plan (the “Plan”) established March 11, 2019 (the “Effective Date”) is hereby amended and restated effective as of January 1, 2025. The purpose of the Plan is to provide for the payment of severance benefits to Eligible Employees in the event that such employees become subject to involuntary employment terminations, including in connection with a Change in Control. Except as otherwise provided in an individual Participation Agreement, this Plan shall supersede any severance benefit plan, policy or practice previously maintained by the Company, including any severance benefits set forth in any individually negotiated employment contract or agreement between the Company and any eligible employee. This Plan document also is the Summary Plan Description for the Plan.
For purposes of the Plan, the following terms are defined as follows:
(a) “Affiliate” means (i) any corporation (other than the Company) in an “unbroken chain of corporations” beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain and (ii) any Subsidiary of the Company.
(b) “Base Salary” means base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation) as in effect immediately prior to a Covered Termination and prior to any reduction that would give rise to an employee’s right to resign for Good Reason.
(c) “Board” means the Board of Directors of the Company; provided, however, that if the Board has delegated authority to administer the Plan to the Compensation Committee of the Board, then “Board” shall also mean the Compensation Committee.
(d) “Cause” means, with respect to a particular employee, the occurrence of any of the following events: (i) the employee’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) the employee’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) the employee’s intentional, material violation of any contract or agreement between the employee and the Company or of any statutory duty owed to the Company; (iv) the employee’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; (v) the employee’s failure to satisfactorily perform his or her job functions, responsibilities or duties, as determined in the Company’s sole discretion; or (vi) the employee’s gross misconduct. The determination whether a termination is for Cause shall be made by the Plan Administrator in its sole and exclusive judgment and discretion.
(e) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
(1) Any Exchange Act Person becomes the owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (i) on account of the acquisition of securities of the Company by any institutional investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions that are primarily a private financing transaction for the Company or (ii) solely because the level of ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;
(2) There is consummated a merger, consolidation or similar transaction involving, directly or indirectly, the Company if, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (i) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (ii) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction; or
(3) There is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportion as their ownership of the Company immediately prior to such sale, lease, license or other disposition.
The term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.
(f) “Change in Control Period” means the period commencing upon the Closing of a Change in Control and ending twelve (12) months following the Closing of a Change in Control.
(g) “Change in Control Termination” means an Involuntary Termination that occurs within the Change in Control Period. For such purposes, if the events giving rise to an employee’s right to resign for Good Reason arise within the Change in Control Period, and the employee’s resignation occurs not later than thirty (30) days after the expiration of the Cure Period (as defined below), such termination shall be a Change in Control Termination.
(h) “Closing” means the initial closing of the Change in Control as defined in the definitive agreement executed in connection with the Change in Control. In the case of a series of transactions constituting a Change in Control, “Closing” means the first closing that satisfies the threshold of the definition for a Change in Control.
(i) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
(j) “Code” means the Internal Revenue Code of 1986, as amended.
(k) “Company” means Vir Biotechnology, Inc. or, following a Change in Control, the surviving entity resulting from such event.
(l) “Covered Termination” means a Regular Termination or a Change in Control Termination.
(m) “Director” means a member of the Board.
(n) “Eligible Employee” means an employee of the Company or an Affiliate who meets the requirements to be eligible to receive Plan benefits as set forth in Section 2.
(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(p) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.
(q) “Good Reason” has the meaning set forth in Section 2(c)(1) below.
(r) “Involuntary Termination” means a termination of employment that is due to: (1) a termination by the Company without Cause or (2) an employee’s resignation for Good Reason.
(s) “Own,” “Owned,” “Owner,” “Ownership” means a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.
(t) “Participation Agreement” means an agreement between an employee and the Company in substantially the form of Appendix A attached hereto, which may include such other terms as the Board deems necessary or advisable in the administration of the Plan.
(u) “Plan Administrator” means the Board, the Compensation Committee of the Board, or a duly authorized committee thereof, prior to the Closing and the Representative upon and following the Closing.
(v) “Regular Termination” means an Involuntary Termination that is not a Change in Control Termination.
(w) “Representative” means one or more members of the Board or other persons or entities designated by the Board prior to or in connection with a Change in Control that will have authority to administer and interpret the Plan upon and following the Closing as provided in Section 7(a).
(x) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

(y) “Target Bonus” means with respect to an Eligible Employee, if there is a cash bonus plan applicable to such Eligible Employee for the year in which such Covered Termination occurs (“Cash Bonus Plan”), the cash bonus payable to such Eligible Employee under such Cash Bonus Plan as if all the applicable performance goals for such year were attained at a level of 100%. If no Cash Bonus Plan is in effect for the year in which such Covered Termination occurs, the Target Bonus Amount will be the target bonus, if any, in such Eligible Employee’s then-effective employment agreement or offer letter with the Company, as if all of the applicable performance goals for such year were attained at a level of 100%.

Section 2. ELIGIBILITY FOR BENEFITS.
(a) Eligible Employee. An employee of the Company or of an Affiliate is eligible to participate in the Plan if (i) the employee is at the level of Vice President or higher; (ii) the Plan Administrator has designated such employee as eligible to participate in the Plan by providing such person with a Participation Agreement; (iii) such employee has signed and returned such Participation Agreement to the Company within the period specified therein; (iv) such employee’s employment with the Company terminates due to a Covered Termination; and (v) such employee meets the other Plan eligibility requirements set forth in this Section 2. The determination of whether an employee is an Eligible Employee shall be made by the Plan Administrator, in its sole discretion, and such determination shall be binding and conclusive on all persons.
(b) Release Requirement. In order to be eligible to receive benefits under the Plan, the employee also must execute a general waiver and release in a form satisfactory to the Company and, specifically, in the event of a Change in Control only, in the form attached hereto as Appendix B (with such modifications as may be required to reflect changes in applicable law or, prior to a Change in Control, such changes as the Plan Administrator determines in good faith) (the “Release”), within the applicable time period set forth therein, but in no event more than fifty (50) days following the date of the applicable Covered Termination, and such Release must become effective in accordance with its terms.
(c) Exceptions to Benefit Entitlement. An employee who otherwise is an Eligible Employee will not receive benefits under the Plan in the following circumstances, as determined by the Plan Administrator in its sole discretion:
(1) The employee voluntarily terminates employment with the Company without Good Reason, the Company terminates the employee’s employment with the Company for Cause or the employee terminates employment due to the employee’s death or disability. Voluntary terminations include, but are not limited to, resignation, retirement or failure to return from a leave of absence on the scheduled date. “Good Reason” for an employee’s resignation means the occurrence of any of the following events, conditions or actions taken by the Company without Cause and without such employee’s consent: (i) a material reduction of such employee’s annual base salary plus target bonus amount, which is a reduction of at least ten percent (10%) of such employee’s base salary plus target bonus amount (unless pursuant to a salary or bonus reduction program applicable generally to the Company’s similarly situated employees), regardless whether implemented in a single reduction or in a series of reductions; (ii) a material reduction or change in such employee’s position, title, authority, duties or responsibilities, or the assignment to the employee of any duties materially inconsistent with the employee’s position, duties, authority, responsibilities, or reporting requirements; for the avoidance of doubt, with respect to any Eligible Employee at the level of EVP or above, following a Change in Control such employee’s ceasing to be the senior-most executive within such individual’s department or function within the ultimate parent of the successor or surviving entity shall be deemed to be a material reduction in duties and responsibilities of such employee; (iii)  a relocation of such employee’s principal place of employment with the Company (or successor to the Company, if applicable) to a place that increases such employee’s one-way commute by more than fifty (50) miles as compared to such employee’s then-current principal place of employment immediately prior to such relocation (excluding regular travel in the ordinary course of business); provided that if such employee’s principal place of employment is his or her personal residence, this clause (iii) shall not apply or (iv) a material breach by the Company of any written agreement between the employee and the Company; provided, however, that in each case above, in order for the employee’s resignation to be deemed to have been for Good Reason, the employee must first give the Company written notice of the action or omission giving rise to “Good Reason” within thirty (30) days after the first occurrence thereof; the Company must fail to reasonably cure such action or omission within thirty (30) days after receipt of such notice (the “Cure Period”), and the employee’s resignation must be effective not later than thirty (30) days after the expiration of such Cure Period;

(2) The employee voluntarily terminates employment with the Company in order to accept employment with another entity that is wholly or partly owned (directly or indirectly) by the Company or an Affiliate and recommences employment prior to the date benefits under the Plan are scheduled to commence; or
(3) The employee is rehired by the Company or an Affiliate and recommences employment prior to the date benefits under the Plan are scheduled to commence.

Section 3. AMOUNT OF BENEFIT.
(a) Tiers. Benefit amounts under this Plan will be determined based on Tiers, as follows:
Tier 1 = CEO
Tier 2 = Employees at or above the level of SVP, including EVPs (not including Tier 1)
Tier 3 = Employees at the VP Level (not including Tier 1 or Tier 2)
(b) Regular Termination. Subject to the terms of the Plan, including, without limitation, execution of the required Release within the applicable time period set forth herein and provided that such Release becomes effective in accordance with its terms, an Eligible Employee shall receive the following severance benefits upon a Regular Termination:
(1) Cash Severance Benefit.
(i) The employee will be entitled to a lump sum cash severance payment which shall be payable within ten (10) business days following the effective date of the Release equal to the employee’s Base Salary otherwise payable for the applicable period indicated below (such period of months, the “Severance Period”):

Tier	Severance Period
Tier 1	12 months
Tier 2	9 months
Tier 3	6 months

(ii) Tier 1 and 2 employees will additionally be entitled to a portion of such employee’s Target Bonus, if any, established for the employee by the Board for the year in which the Regular Termination occurs, in an amount equal to the employee’s annual Target Bonus for such year, if any, pro-rated for the number of days in which the employee provided services to the Company in the year in with the Regular Termination occurs, which shall be payable in a lump sum payment within ten (10) business days following the effective date of the Release. For the avoidance of doubt, Tier 3 employees will not be eligible for this benefit.
(2) Payment of Continued Group Health Plan Benefits. If the employee timely elects continued group health plan continuation coverage under COBRA the Company shall pay the full amount the employee’s COBRA premiums, or shall provide coverage under any self-funded plan, on behalf of the employee for his or her continued coverage under the Company’s group health plans, including coverage for the employee’s eligible dependents, for the Severance Period (the “COBRA Payment Period”). Upon the conclusion of such period of insurance premium payments made by the Company, or the provision of coverage under a self-funded group health plan, the employee will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of the employee’s eligible COBRA coverage period. For purposes of this Section, (i) references to COBRA shall be deemed to refer also to analogous provisions of state law and (ii) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by the employee under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are the employee’s sole responsibility.
(c) Change in Control Termination. Subject to the terms of the Plan, including, without limitation, execution of the required Release within the applicable time period set forth herein and provided that such Release becomes effective in accordance with its terms, an Eligible Employee shall receive the following severance benefits upon a Change in Control Termination. For the avoidance of doubt, in no event shall an employee be entitled to benefits under both Section 3(b) and this Section 3(c). If the employee is otherwise eligible for severance benefits under both Section 3(b) and this Section 3(c), the employee shall receive the benefits set forth in this 3(c) and such benefits shall be reduced by any benefits previously provided to the employee under Section 3(b).

(1) Cash Severance Benefit.
(i) The employee will receive the Base Salary cash severance benefit described in Section 3(b)(1)(i) above, except that the Severance Period will be the applicable number of months provided below, and a lump sum payment shall be made within ten (10) business days following the later of (i) the effective date of the Release, or (ii) the effective date of the Closing.

Tier	Severance Period
Tier 1	18 months
Tier 2	12 months
Tier 3	9 months
(ii) In addition, Tier 1 and 2 employees will be entitled to a payment equal to the Target Bonus, if any, established for the employee by the Board for the year in which the Change in Control Termination occurs multiplied by the applicable multiple provided below (the “Bonus Multiple”), which shall be payable in a lump sum payment within ten (10) business days following the later of (i) the effective date of the Release, or (ii) the effective date of the Closing. For the avoidance of doubt, Tier 3 employees will not be eligible for this benefit.

Tier	Bonus Multiple
Tier 1	1.5
Tier 2	1

(2) Payment of Continued Group Health Plan Benefits. The employee will receive the payment for continued group health plan benefits described in Section 3(b)(2) above, except that the COBRA Payment Period will be equal to the Severance Period applicable to a Change in Control Termination as set forth in Section 3(c)(1)(i) above.
(3) Equity Vesting. Notwithstanding anything to the contrary set forth in the applicable equity plans, the vesting and exercisability (if applicable) of all outstanding unvested time-based equity awards granted under the Company’s equity incentive plans that are held by the employee on the date of the Change in Control Termination will be accelerated in full. With respect to any performance-based vesting equity award, such award shall continue to be governed in all respects by the terms of the applicable equity award documents.
(d) Additional Benefits. Notwithstanding anything in this Plan to the contrary, the Company may, in its sole discretion, provide benefits to employees or consultants who are not Eligible Employees (“Non-Eligible Employees”) chosen by the Plan Administrator, in its sole discretion, and the provision of any such benefits to a Non-Eligible Employee shall in no way obligate the Company to provide such benefits to any other Non-Eligible Employee, even if similarly situated. If benefits under the Plan are provided to a Non-Eligible Employee, references in the Plan to “Eligible Employee” (and similar references) shall be deemed to refer to such Non-Eligible Employee.

(e) Certain Reductions. The Company, in its sole discretion, shall have the authority to reduce an Eligible Employee’s severance pay and benefits, in whole or in part, by any other severance pay and benefits provided during a period following written notice of a plant closing or mass layoff, pay and benefits in lieu of such notice, or other similar statutory or contractual notice period, notice pay and/or benefits payable to the Eligible Employee by the Company or an Affiliate that become payable in connection with the Eligible Employee’s termination of employment pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act, any similar local law, (ii) any employment framework that provides severance pay or benefits pursuant to local regulation or practice; (iii) any individually negotiated employment contract or agreement or any other written employment or severance agreement with the Company, or (iv) any Company policy or practice providing for the Eligible Employee to remain on the payroll for a limited period of time (not to exceed sixty (60) days) after being given notice of the termination of the Eligible Employee’s employment, and the Plan Administrator shall so construe and implement the terms of the Plan. Any such reductions that the Company determines to make pursuant to this Section 3(e) shall be made such that any benefit under the Plan shall be reduced solely by any similar type of benefit under such legal requirement, agreement, policy or practice (i.e., any cash severance benefits under the Plan shall be reduced solely by any cash payments or severance benefits under such legal requirement, agreement, policy or practice, and any continued insurance benefits under the Plan shall be reduced solely by any continued insurance benefits under such legal requirement, agreement, policy or practice). The Company’s decision to apply such reductions to the severance benefits of one Eligible Employee and the amount of such reductions shall in no way obligate the Company to apply the same reductions in the same amounts to the severance benefits of any other Eligible Employee, even if similarly situated. In the Company’s sole discretion, such reductions may be applied on a retroactive basis, with severance benefits previously paid being re-characterized as payments pursuant to the Company’s statutory obligation.

(f) Parachute Payments.
(1) Any provision of the Plan to the contrary notwithstanding, if any payment or benefit an Eligible Employee would receive from the Company pursuant to the Plan or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (defined below). The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Eligible Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the manner that results in the greatest economic benefit for the Eligible Employee. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.
(2) In the event it is subsequently determined by the Internal Revenue Service that some portion of the Reduced Amount as determined pursuant to clause (x) in the preceding paragraph is subject to the Excise Tax, the Eligible Employee agrees to promptly return to the Company a sufficient amount of the Payment so that no portion of the Reduced Amount is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount is determined pursuant to clause (y) in the preceding paragraph, the Eligible Employee will have no obligation to return any portion of the Payment pursuant to the preceding sentence.
(3) Unless the Eligible Employee and the Company agree on an alternative accounting firm, at the Company’s election, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the Closing shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, Entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

Section 4. RETURN OF COMPANY PROPERTY.
An Eligible Employee will not be entitled to any severance benefit under the Plan unless and until the Eligible Employee returns all Company Property. For this purpose, “Company Property” means all Company documents (and all copies thereof) and other Company property which the Eligible Employee had in his or her possession at any time, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part).
Section 5. TIME OF PAYMENT AND FORM OF BENEFIT.
All severance payments under the Plan will be subject to applicable withholding for federal, state and local taxes. If an Eligible Employee is indebted to the Company on his or her termination date, the Company reserves the right to offset any severance payments under the Plan by the amount of such indebtedness. All severance benefits provided under the Plan are intended to satisfy the requirements for an exemption from application of Section 409A of the Code to the maximum extent that an exemption is available and any ambiguities herein shall be interpreted accordingly; provided, however, that to the extent such an exemption is not available, the severance benefits provided under the Plan are intended to comply with the requirements of Section 409A to the extent necessary to avoid adverse personal tax consequences and any ambiguities herein shall be interpreted accordingly.

Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under the Plan that constitute “deferred compensation” within the meaning of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with an Eligible Employee’s termination of employment unless and until the Eligible Employee has also incurred a “separation from service,” as such term is defined in Treasury Regulations Section 1.409A-1(h) (“Separation from Service”), unless the Company reasonably determines that such amounts may be provided to the Eligible Employee without causing the Eligible Employee to incur the adverse personal tax consequences under Section 409A.
It is intended that (i) each installment of any benefits payable under the Plan to an Eligible Employee be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), (ii) all payments of any such benefits under the Plan satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9)(iii), and (iii) any such benefits consisting of COBRA premiums also satisfy, to the greatest extent possible, the exemption from the application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(9)(v). However, if the Company determines that any such benefits payable under the Plan constitute “deferred compensation” under Section 409A and the Eligible Employee is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the imposition of the adverse personal tax consequences under Section 409A, (A) the timing of such benefit payments shall be delayed until the earlier of (1) the date that is six (6) months and one (1) day after the Eligible Employee’s Separation from Service and (2) the date of the Eligible Employee’s death (such applicable date, the “Delayed Initial Payment Date”), and (B) the Company shall (1) pay the Eligible Employee a lump sum amount equal to the sum of the benefit payments that the Eligible Employee would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the benefits had not been delayed pursuant to this paragraph and (2) commence paying the balance, if any, of the benefits in accordance with the applicable payment schedule.

In no event shall payment of any benefits under the Plan be made prior to an Eligible Employee’s termination date or prior to the effective date of the Release. If the Company determines that any payments or benefits provided under the Plan constitute “deferred compensation” under Section 409A, and the Eligible Employee’s Separation from Service occurs at a time during the calendar year when the Release could become effective in the calendar year following the calendar year in which the Eligible Employee’s Separation from Service occurs, then regardless of when the Release is returned to the Company and becomes effective, the Release will not be deemed effective any earlier than the latest permitted effective date (the “Release Deadline”). If the Company determines that any payments or benefits provided under the Plan constitute “deferred compensation” under Section 409A, then except to the extent that payments may be delayed until the Delayed Initial Payment Date pursuant to the preceding paragraph, on the first regular payroll date following the effective date of an Eligible Employee’s Release, the Company shall (1) pay the Eligible Employee a lump sum amount equal to the sum of the benefit payments that the Eligible Employee would otherwise have received through such payroll date but for the delay in payment related to the effectiveness of the Release and (2) commence paying the balance, if any, of the benefits in accordance with the applicable payment schedule.
All severance payments under the Plan shall be subject to applicable withholding for federal, state and local taxes. If an Eligible Employee is indebted to the Company at his or her termination date, the Company reserves the right to offset any severance payments under the Plan by the amount of such indebtedness to the extent permitted by applicable law.

Section 6. REEMPLOYMENT.
In the event of an Eligible Employee’s reemployment by the Company during the period of time in respect of which severance benefits pursuant to the Plan have been paid, the Company, in its sole and absolute discretion, may require such Eligible Employee to repay to the Company all or a portion of such severance benefits as a condition of reemployment.
Section 7. RIGHT TO INTERPRET AND ADMINISTER PLAN; AMENDMENT AND TERMINATION.
(a) Interpretation and Administration. Prior to the Closing, the Board, or a duly authorized committee thereof, shall be the Plan Administrator and shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Board shall be binding and conclusive on all persons. Upon and after the Closing, the Plan will be interpreted and administered in good faith by the Representative who shall be the Plan Administrator during such period. All actions taken by the Representative in interpreting the terms of the Plan and administering the Plan upon and after the Closing will be final and binding on all Eligible Employees. Any references in this Plan to the “Board” or “Plan Administrator” with respect to periods following the Closing shall mean the Representative.
(b) Amendment. The Plan Administrator reserves the right to amend this Plan at any time; provided, however, that any amendment of the Plan will not be effective as to a particular employee who is or may be adversely impacted by such amendment or termination and has an effective Participation Agreement without the written consent of such employee. Any action amending the Plan shall be in writing.
(c) Termination. The Plan shall have an initial term of five (5) years from the date of Board approval of the Plan and shall automatically renew for successive two (2) year terms thereafter unless notice of termination of the Plan is given to all participants at least six (6) months in advance of any such renewal date; provided, however, that no such termination shall occur once a Change in Control Period has commenced. In addition, no such termination may materially impair the rights of an Eligible Employee whose Covered Termination occurred prior to such termination, without the written consent of such Eligible Employee.

Section 8. NO IMPLIED EMPLOYMENT CONTRACT.
The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company or (ii) to interfere with the right of the Company to discharge any employee or other person at any time, with or without cause, which right is hereby reserved.
Section 9. LEGAL CONSTRUCTION.
This Plan is intended to be governed by and shall be construed in accordance with the laws of the State of California (but not its conflicts of law provisions).

APPENDIX A
VIR BIOTECHNOLOGY, INC.
CHANGE IN CONTROL AND SEVERANCE BENEFIT PLAN

PARTICIPATION AGREEMENT
Name: ___________________
Section 1. ELIGIBILITY.
You have been designated as eligible to participate in the Vir Biotechnology, Inc. Change in Control and Severance Benefit Plan (the “Plan”), a copy of which is attached to this Participation Agreement (the “Agreement”). Capitalized terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.
Section 2. SEVERANCE BENEFITS
Subject to the terms of the Plan, if you experience a Covered Termination, and meet all the other eligibility requirements set forth in the Plan, including, without limitation, executing the required Release within the applicable time period set forth therein and provided that such Release becomes effective in accordance with its terms, you will receive the applicable severance benefits set forth in Section 3 of the Plan.
Section 3. REQUIREMENTS DURING SEVERANCE PERIOD.
Your eligibility for and receipt of any severance benefits to which you may become entitled as described in Section 2 above is expressly contingent upon your timely execution of an effective Release and your compliance with the terms and conditions of the provisions of the Confidential Information and Invention Assignment Agreement between you and the Company, as may be amended from time to time (the “CIIAA”). Severance benefits under this Agreement shall immediately cease in the event of your violation of the provisions in this Section 3.
Section 4. ACKNOWLEDGEMENTS.
As a condition to participation in the Plan, you hereby acknowledge each of the following:
(a) The severance benefits that may be provided to you under this Agreement are subject to all of the terms of the Plan which is incorporated into and becomes part of this Agreement, including but not limited to the reductions under Section 3 of the Plan.
(b) This Agreement and the Plan supersedes any severance benefit plan, policy or practice previously maintained by the Company that may have been applicable to you or any individually negotiated employment contract or agreement between you and the Company.
(c) You may not sell, transfer, or otherwise assign or pledge your right to benefits under this Agreement and the Plan to either your creditors or to your beneficiary, except to the extent permitted by the Plan Administrator if such action would not result in adverse tax consequences under Section 409A.

To accept the terms of this Agreement and participate in the Plan, please sign and date this Agreement in the space provided below and return it to the head of Human Resources Officer, no later than ten (10) days from the date first set forth below.

VIR BIOTECHNOLOGY, INC.

By:

Name:

Title:

Date:

Appendix B
VIR BIOTECHNOLOGY, INC.
CHANGE IN CONTROL AND SEVERANCE BENEFIT PLAN
Release Agreement in the event of a change in control only
THIS RELEASE AGREEMENT (this “Agreement”), effective as of the date of the last signature below, is entered into by and between Vir Biotechnology, Inc. (the “Company”) and [ ] (“Executive”).
RECITALS
WHEREAS, Executive is an Eligible Employee as defined in the Company’s Change in Control and Severance Benefit Plan (the “Plan”);
WHEREAS, the parties agree that Executive will cease to be employed by the Company, and that Executive’s employment with the Company will terminate, as the result of a Change in Control Termination (as defined in the Plan); and
WHEREAS, Executive and the Company desire to end the employment relationship amicably and to resolve and settle any and all claims that Executive has or may have against the Company, including claims arising from any aspect of Executive’s employment with the Company or the termination of the employment relationship.
NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, including the foregoing recitals, Executive and the Company, each intending to be legally held bound, agree as follows:
AGREEMENT
1.Termination Date. Executive’s employment with the Company (and any of its subsidiaries or affiliates) will terminate as a result of a Change in Control Termination effective [DATE] (the “Separation Date”). Executive shall not be entitled to any further salary, bonuses, wages, benefits, retirement benefits, insurance, or other compensation or benefits of any type from the Company, its subsidiaries or its affiliates as of the Separation Date. Effective as of the Separation Date, Executive hereby resigns from all positions Executive holds as an officer, director or otherwise with respect to the Company, its subsidiaries and its affiliates.
2.Payments and Benefits. Provided that (a) this Agreement becomes effective in accordance with the terms herein and (b) Executive complies with Executive’s obligations under this Agreement and the Plan, Executive shall be entitled to the payments and benefits set forth in Section [2][3] of the Plan. Except as otherwise set forth in the Plan, Executive acknowledges and agrees that Executive has forfeited all equity awards outstanding as of the Separation Date to the extent such awards were unvested as of such date, and that such unvested portion of such awards terminated as of the Separation Date.
3.Responsibility for Taxes. Executive shall be solely responsible for the reporting and payment of any federal, state and/or local income or employment taxes and/or any other withholdings, if any, on all compensation and benefits provided to Executive under this Agreement, except for the amounts actually withheld by the Company in compliance with this Agreement. Executive shall indemnify, hold harmless and defend the Company, its officers, directors and shareholders stockholders from any and all taxes, penalties, interest, claims, costs and fees (including attorneys’ fees and costs), damages or actions based upon or arising out of or related to the foregoing.
4.Release.
(a)Executive, for and on behalf of himself Executive and Executive’s executors, administrators, heirs, personal representatives, successors and assigns, voluntarily, knowingly and willingly releases and forever discharges the Company, together with its parents, subsidiaries, co-venturers and affiliates, and each of their respective predecessors, successors and assigns, and all of those entities’ current and former partners, stockholders, members, owners, heirs, assigns, employees, agents, officers, directors, attorneys, and insurers, but only in their capacities as such (collectively, “Releasees”) from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected (collectively, “Claims”) which Executive or Executive’s heirs, executors, administrators, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever: (i) arising from the beginning of time through the date upon which Executive signs this Agreement, including, but not limited to, (A) any such Claims arising out of or relating in any way to Executive’s employment and/or other relationship with the Company or any other Releasees, or (B) any such Claims arising out of or related to the termination of Executive’s employment and/or other relationship, or (ii) any such Claims arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company or any of the other Releasees and Executive, including, but not limited to, the Plan. The Claims released hereunder include, without limitation, any claims arising under any federal, local or state statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act (“ADEA”), Title VII of the Civil Rights Act of 1964, Equal Pay Act, as amended, the Civil Rights Act of 1866, the Family and Medical Leave Act of 1993, the False Claims Act, the Worker Adjustment and Retraining Notification Act, as amended, the Fair Labor Standards Act, the Americans with Disabilities Act of 1990, the Executive Retirement Income Security Act of 1974, the California Equal Pay Law, as amended, the Moore-Brown-Roberti Family Rights Act of 1991, as amended, the California WARN Act, the California False Claims Act, the California Corporate Criminal Liability Act, the California Labor Code, the California Fair Employment and Housing Act, the California Family Rights Act, the California Constitution and the California Labor, Government, Civil and Business and Professions Codes, all as amended and including all of their respective implementing regulations and/or any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; provided, however, that notwithstanding the foregoing, nothing contained in this Section 4 shall in any way diminish or impair: (I) any rights Executive may have to vested benefits under employee benefit plans sponsored by the Company; (II) Executive’s ability to bring proceedings to enforce the right to receive separation benefits pursuant to Section 2 of this Agreement; (III) any Claims Executive may have that cannot be waived under applicable law, such as unemployment benefits, workers’ compensation and disability benefits; or (IV) any rights Executive may have to bring any Claim for indemnification under any applicable directors and officers liability insurance policy or applicable state or federal law.
(b)Executive acknowledges and agrees that the Company and the Releasees have fully satisfied any and all obligations owed to Executive arising out of or relating to Executive’s employment with the Company, and no further sums, payments or benefits are owed to Executive by the Company or any of the Releasees arising out of or relating to Executive’s employment with the Company, except as expressly provided in this Agreement.
(c)This Agreement is intended to be effective as a general release of and bar to all claims as stated in this Section 4. Accordingly, Executive expressly waives all rights under Section 1542 of the California Civil Code (“Section 1542”) or any similar statute or common law doctrine under applicable law in any other jurisdiction. Section 1542 states as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” Executive acknowledges that Executive may later discover claims or facts in addition to or different from those that Executive now knows or believes to exist with regard to the subject matter of this Agreement, and that, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, Executive waives any and all claims that might arise as a result of such different or additional claims or facts.

5.Continuing Obligations. Executive acknowledges and agrees that the covenants in any other agreement between the Company and the Executive containing post-termination restrictive covenants or similar post-termination obligations remain in full force and effect and shall survive the execution, delivery and performance of this Agreement.
6.No Future Employment. Executive waives any rights to employment, engagement or services with the Company or any of its affiliated or successor entities and agrees not to seek employment, engagement or services with the Company or any of its affiliated or successor entities in the future.
7.No Assistance. Executive shall not assist in the presentation or prosecution of any disputes, differences, grievances, claims, charges or complaints on behalf of any private third party against any of the Releasees, unless under a lawful subpoena or other court order to do so.
8.Confidentiality.
(a)Other than as may be required by law, and subject to Section 8(b) and Section 10, Executive agrees not to disclose to, or discuss with, any person, corporation, agency, group, or other organization, either directly or indirectly, except Executive’s tax preparer, immediate family and/or attorneys (provided they agree to maintain confidentiality of such information), any information relating to the consideration hereunder or any other terms and conditions of this Agreement.
(b)Nothing in this Agreement shall prohibit Executive from disclosing the underlying facts or circumstances relating to claims of discrimination, in violation of laws prohibiting discrimination, against the Company.
9.Cooperation. Executive agrees to cooperate voluntarily with the Company, to provide truthful information, and to memorialize any information provided in the course of interviews with representatives of the Company or its affiliates, regarding any actual or threatened litigation involving the Company or its affiliates. Executive further agrees that Executive will cooperate with the Company and its affiliates and provide the Company or its affiliates with truthful information regarding the work that Executive has done for the Company or its affiliates, including the location and contents of all files, including electronic files, relating to such work.
10.Permitted Disclosures.
(a)Pursuant to 18 U.S.C. § 1833(b), Executive hereby acknowledges that Executive shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Executive understands that if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, he may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding if Executive (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement or any other agreement by and between the Company and Executive is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets expressly allowed by such section.
(b)Further, nothing in this Agreement or any other agreement by and between the Company and Executive shall prohibit or restrict Executive from (i) voluntarily communicating with an attorney retained by Executive solely for the purpose of reporting or investigating a suspected violation of law, (ii) voluntarily communicating with any law enforcement, government agency, including the Securities and Exchange Commission (“SEC”), the Equal Employment Opportunity Commission, a local commission on human rights, or any self-regulatory organization regarding possible violations of law, in each case without advance notice to the Company, or otherwise initiating, testifying, assisting, complying with a subpoena from, or participating in any manner with an investigation conducted by such government agency, (iii) recovering a SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934, (iv) disclosing any confidential information to a court or other administrative or legislative body in response to a subpoena, provided that Executive first promptly notifies and provides the Company with the opportunity to seek, and join in its efforts at the sole expense of the Company, to challenge the subpoena or obtain a protective order limiting its disclosure, or other appropriate remedy, or (v) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid or other public benefits to which Executive is entitled.
11.Return of Property. Executive represents that Executive has returned to the Company all property of the Company in Executive’s possession, custody or control, including, without limitation, any and all materials and equipment supplied by the Company, such as credit cards, computers, phones, tablets, other electronic equipment and keys, and any and all documents, contracts, agreements, plans, books, notes, instructional and policy manuals, mailing lists, computer software, financial and accounting records, reports and files, including, without limitation, any such documents or other materials which contain confidential information, and any copies of any of the foregoing. To the extent Executive has any of the foregoing property of the Company in Executive’s possession, custody or control in electronic form (for example, in Executive’s personal cloud storage or email account or on a personal computer), Executive has identified such documents to the Company, delivered identical copies of such documents to the Company (if the Company so requested), and followed the Company’s instructions regarding the permanent deletion or retention of such documents. The property which must have been returned to the Company pursuant to this Section 11 must have been returned whether in Executive’s possession, work area, home, vehicle or in the wrongful possession of any third party with Executive’s knowledge or acquiescence, and whether prepared by Executive or any other person or entity.
12.Consultation With Counsel/Time To Review Agreement.
(a)Executive understands that under the Older Workers Benefit Protection Act, Executive has a right to review and revoke this Agreement as follows. Executive agrees and acknowledges that this Agreement includes a waiver and release of all claims that Executive has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq. (“ADEA”). The following terms and conditions apply to and are part of the waiver and release of the ADEA claims under this general release. Executive acknowledges that (i) the Company has advised Executive to consult with an attorney of Executive’s own choosing before signing this Agreement, (ii) Executive has been given the opportunity to seek the advice of counsel, (iii) Executive has carefully read and fully understands all of the provisions of this Agreement, (iv)  the release provided herein specifically applies to any rights or claims Executive may have against the Releasees pursuant to the ADEA, (v) Executive is entering into this Agreement knowingly, freely and voluntarily in exchange for good and valuable consideration to which Executive is not otherwise entitled, and (vi) Executive has the full power, capacity and authority to enter into this Agreement. Executive intends that this Agreement shall not be subject to any claim for duress.
(b)Executive understands and agrees that Executive has twenty-one (21) calendar days following Executive’s receipt of this Agreement (on [DATE]) to consider whether to sign this Agreement, although Executive may sign it sooner. For a period of seven (7) days after the date on which Executive signs this Agreement, Executive may, in Executive’s sole discretion, rescind this Agreement by delivering a written notice of rescission to the Company and delivered, by email, by hand or overnight courier service or mailed by certified or registered mail, to [NAME/TITLE/ADDRESS] by no later than 5:00 p.m. Pacific Time on the seventh (7th) day following after Executive’s execution of this Agreement. If Executive timely and properly revokes Executive’s consent within such seven (7) calendar day period, the Company’s offer of the payments and benefits set forth in Section 2(b) above shall be null and void, and the release in Section 4 above shall be of no force or effect. If Executive does not rescind this Agreement pursuant to this Section 12(b), this Agreement shall become final and binding and shall be irrevocable on the eighth (8th) calendar day following the date of Executive’s execution of this Agreement. Changes to this Agreement, whether material or immaterial, shall not restart the running of the twenty-one (21) calendar day period.
13.Warranty. Executive acknowledges that all payments under Section 2 of this Agreement constitute additional compensation to which Executive would not be entitled except for Executive’s decision to sign this Agreement and to abide by the terms of this Agreement.

Executive acknowledges that Executive has (a) received all monies and other benefits due to Employee as a result of his employment with and separation from the Company, and (b) no right, title, or interest in or entitlement to any other payments or benefits other than as set forth in this Agreement. Executive further represents that Executive has not sustained a work-related injury or illness which he has not previously been reported to the Company.
14.Non-Admission. Executive understands and agrees that neither this Agreement nor anything in it shall be considered as any admission by the Company or any other Releasee of any improper conduct whatsoever.
15.Fees and Costs. The parties shall bear all of their own attorney’s fees and costs related to this Agreement, if any, including, without limitation, attorneys’ fees.
16.Governing Law. This Agreement shall be construed in accordance with, and governed by, the substantive and procedural laws of the State of California without regard to the conflict of law principles of any jurisdiction. Any court of competent jurisdiction within the State of California shall have jurisdiction to hear and decide any controversy or claim between the Company and Executive arising under or relating to this Agreement.
17.Amendments; Waivers. No provision of this Agreement may be changed, extended, waived, modified, discharged or terminated, except by a written instrument executed by the parties hereto which expressly states it is an amendment.
18.Entire Agreement. This Agreement sets forth the entire understanding between the Company and Executive, and supersedes all prior agreements, representations, discussions and understandings concerning the subject matter addressed herein. The Company and Executive represent that, in executing this Agreement, each party has not relied upon any representation or statement made by the other party, other than those set forth herein, with regard to the subject matter, basis or effect of this Agreement.
19.Titles and Headings. Titles and headings to sections, subsections and sub-subsections of this Agreement are for the purposes of reference only and shall not affect the interpretation of this Agreement.
20.Interpretation. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either party.
21.Legally Binding. The terms of this Agreement contained herein are contractual, and not a mere recital.
22.Severability. In the event that any provision (or portion thereof) of this Agreement shall be held void, voidable or unenforceable, (a) such provision (or portion thereof) shall be deemed amended to provide the parties, to the maximum extent permitted by applicable law, the intent of such provision (or portion thereof), and (b) the remaining provisions hereof shall remain in full force and effect.
23.Counterparts. This Agreement may be executed and delivered in counterparts, each of which when so executed and delivered shall be the original, but such counterparts together shall constitute but one and the same instrument. Signature pages delivered by facsimile or as a PDF attachment to electronic mail shall be binding to the same extent as an original.
24.Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and any successor organization which shall succeed to the Company by merger or consolidation or operation of law, or by acquisition of assets of the Company. Executive may not assign or delegate Executive’s rights, duties or obligations under this Agreement.
25.Section 409A. The intent of Executive and the Company is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and authoritative guidance promulgated thereunder (“Section 409A”), to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be exempt from or in compliance therewith, as applicable. To the extent required to comply with the requirements of

Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement until Executive would be considered to have incurred a “"separation from service"” from the Company within the meaning of Section 409A. For such purposes, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s separation from service to be a “specified employee”
for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon separation from service set forth herein and/or under any other agreement with the Company are deemed to be deferred compensation, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Code Section 409A, such payments shall not be provided to Executive prior to the earliest of (a) the expiration of the six-month period measured from the date of Executive’s separation from service with the Company, (b) the date of Executive’s death or (c) such earlier date as permitted under Code Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A, and any payments described herein that are due within the “short term deferral period” within the meaning of Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. In no event shall the timing of Executive’s execution of a release result, directly or indirectly, in Executive designating the calendar year of any payment hereunder, and, to the extent required by Section 409A, if a payment hereunder that is subject to execution of a release could be made in more than one (1) taxable year, payment shall be made in the later taxable year. The Company makes no representation that any or all of the payments or benefits to be provided pursuant to this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment or benefit. Executive shall be solely responsible for the payment of any taxes or penalties incurred under Section 409A.
(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates indicated below.

DATED:

Vir Biotechnology, Inc.

DATED:
By:	Name:
Title: